Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

between

CEP MID-CONTINENT LLC,

MID-CONTINENT OILFIELD SUPPLY, L.L.C.,

and

NORTHEAST SHELF ENERGY, L.L.C.,

as Sellers

and

GATEWAY RESOURCES U.S.A, INC.,

as Buyer

Dated as of June 15, 2016

{00239086.2}

i

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EXHIBITS AND SCHEDULES
Exhibits:

Exhibit A - Title and Environmental Defects Procedures
Exhibit B - Form of Assignment and Assumption Agreement
Exhibit C - Leases
Exhibit D - Wells
Exhibit E - Surface Interests
Exhibit F - Gathering Systems
Exhibit G - Owned Real Property
Exhibit H - Allocated Values
Exhibit I - Form of Deed

Schedules:

Schedule 1.1 - Knowledge
Schedule 4.3 - No Conflict; Consents -- Seller
Schedule 5.1 - No Conflict; Consents -- Company Assets
Schedule 5.2 - Litigation
Schedule 5.3 - Taxes
Schedule 5.4 - Material Contracts
Schedule 5.5(a) - Compliance With Laws;
Schedule 5.5(b) - Permits
Schedule 5.6 - Preferential Purchase Rights
Schedule 5.7 - Payment of Royalties
Schedule 5.8 - Current Commitments
Schedule 9.2 - Insurance
Schedule 9.3 - Bonds, Letters of Credit and Guarantees

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of June 15, 2016, is by and between (i) CEP Mid-Continent LLC, a Delaware limited liability company (the “Company”), (ii) Mid-Continent Oilfield Supply, L.L.C., an Oklahoma limited liability company (“Midcon”), (iii) Northeast Shelf Energy, L.L.C., an Oklahoma limited liability company (“Northeast” and collectively with the Company and Midcon, the “Sellers”) and (iv) Gateway Resources U.S.A., Inc., an Oklahoma corporation (“Buyer”).  Each Seller and Buyer is sometimes referred to herein individually as a “Party” and they are sometimes collectively referred to herein as the “Parties.”

Recitals:

The Sellers own and/or operate, certain oil and gas wells, leases and other associated assets and interests in Washington County, Nowata County, Rogers County, Tulsa County and Craig County, Oklahoma (collectively, the “Oklahoma Counties”) and in Montgomery County and Labette County, Kansas (collectively, the “Kansas Counties”).

Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Company Assets (as defined below), on and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

ARTICLE I.

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1Definitions.  Capitalized terms used throughout this Agreement and not defined in this Section 1.1 have the meanings ascribed to them elsewhere in this Agreement or in the Schedules or Exhibits, including Section 1 of Exhibit A.  As used herein, the following terms shall have the following meanings:

“Adjustment Amount” is defined in Section 3.2.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise.  For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” is defined in the preamble to this Agreement.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement in the form attached hereto as Exhibit B.

“Assumed Obligations” means (A) all obligations and liabilities of any kind whatsoever of Sellers arising from or relating to the Company Assets, whether known or unknown, liquidated or contingent, which are deemed to have arisen, accrued or are attributable to periods on or after the Effective Time, including obligations and liabilities concerning:  (i) the use, ownership or operation of the Company Assets; (ii) any obligations under or relating to any Contracts; (iii) paying all obligations owed to working interest, royalty, overriding royalty, net profits and other interest owners and operators relating to the Company Assets, including their share of any revenues or proceeds attributable to production or sales of Hydrocarbons; (iv) properly plugging, re-plugging and abandoning the Wells; (v) any obligation or liability for the dismantling, decommissioning, abandoning and removing of the Wells or Equipment; (vi) any obligation or liability for the cleaning up, restoration and/or remediation of the premises covered by or related to the Company Assets in accordance with applicable Contracts and Laws, including all Environmental Laws; (vii) furnishing makeup Hydrocarbons and/or settling and paying for Imbalances according to the terms of applicable operating agreements, gas balancing agreements, Hydrocarbons sales, processing, gathering or transportation Contracts; and (viii) any obligation or liability regarding Permits and (B) all obligations and liabilities of any kind whatsoever of Sellers arising from or relating to the Company Assets, whether known or unknown, liquidated or contingent, which are deemed to have arisen, accrued or are attributable to periods prior to the Effective Time concerning:  (y) properly plugging, re-plugging and abandoning the Wells; and (z) any obligation or liability for the dismantling, decommissioning, abandoning and removing of the Wells or Equipment.

“Base Purchase Price” is defined in Section 3.1.

“Burden” is defined in Section 5.7.

“Business Day” means any day that is not a Saturday, Sunday, or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Indemnified Parties” is defined in Section 13.2.

“Buyer’s Credits” means (without duplication) the sum of (i) proceeds received by the Sellers and distributed to the Sellers prior to Closing that are attributable to the sale of Hydrocarbons produced from the Company Assets on or after the Effective Time and less amounts payable as royalties, overriding royalties and other burdens measured by or payable out of such production, and less severance taxes applicable to such production; (ii) the Resolved Defect Amount; (iii) the amount of any reduction of the Base Purchase Price under Sections 3(e)(i)(C) and 3(e)(ii)(D) of Exhibit A; (iv) an amount equal to the Suspended Funds; and (v) except as expressly provided otherwise herein, any other amount provided for elsewhere in this Agreement or otherwise agreed in writing by the Parties.

“Casualty Loss” is defined in Section 8.3.

“Central Time” means Central Standard Time or Central Daylight Saving Time, as applicable.

“Claim” means both Direct Claims and Third-Party Claims, collectively and individually.

“Claim Notice” is defined in Section 13.6(a).

“Closing” is defined in Section 11.1.

“Closing Date” is defined in Section 11.1.

“Closing Statement” is defined in Section 3.3.

“Closing Statement Arbitrator” is defined in Section 3.5(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble to this Agreement.

“Company Assets” means:

(a)the oil and gas leases, oil, gas and mineral leases, fee mineral interests, royalty interests, non-working and carried interests, operating rights and other interests in land described or referred to in Exhibit C (collectively, the “Leases”), together with all oil and gas pooling and unitization agreements, declarations, designations and order relating to the Leases (such pooled or unitized areas being, collectively, the “Units”);

(b)any and all oil and gas wells, salt water disposal wells, injection wells and other wells and wellbores, whether abandoned, not abandoned, plugged or unplugged, located on the Leases and in existence as of the Effective Date (collectively, the “Wells”), that are identified on Exhibit D;

(c)all easements, rights-of-way, servitudes, surface and subsurface lease agreements, surface use agreements and other rights or agreements related to the use of the surface and subsurface, in each case to the extent used directly relating to the operation of the Leases, Wells, Units and Gathering Systems, including, without limitation, the interests described on Exhibit E (the “Surface Interests”);

(d)the gathering systems described on Exhibit F (collectively, the “Gathering Systems”);

(e)the owned real property described on Exhibit G (collectively, the “Owned Real Property”);

(f)all Hydrocarbons produced and saved from, or allocable to, the Leases and the Wells from and after the Effective Time (collectively, the “Sale Hydrocarbons”);

(g)all structures, facilities, wellheads, tanks, pumps, compressors, separators, equipment, machinery, fixtures, flowlines, gathering lines, materials, improvements, SCADA hardware and software, rolling stock and vehicles and any other personal property used solely in the operation of the Leases, Units, Wells, Gathering Systems or Surface Interests or otherwise located on the Owned Real Property (collectively, the “Personal Property”);

(h)all licenses, permits, contracts, pooling, unitization and communitization agreements, operating agreements, processing agreements, division orders, farm-in and farm-out agreements, rental agreements, equipment lease agreements and all other agreements of any kind or nature, whether recorded or unrecorded, set forth on Schedule 5.4, but insofar and only insofar as the foregoing solely relate to the Leases, Units, Wells, Gathering Systems, Surface Interests or Personal Property, the ownership and operation thereof, or the production, treatment, sale, transportation, gathering, storage, sale or disposal of Sale Hydrocarbons, water or other substances produced therefrom or associated therewith (collectively, the “Specified Contracts”); and

(i)records that solely relate to the Leases, Surface Interests, Wells, Gathering Systems, Sale Hydrocarbons, Contracts and Personal Property in the possession of the Sellers (the “Records”).

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of April 20, 2016, between Buyer and the Company.

“Contracts” means any written and legally binding agreement, commitment, lease, license or other written and legally binding contractual undertaking.

“Deed” means a Deed in the form attached hereto as Exhibit I.

“Defect Deductible” means an amount equal to three percent (3.0%) of the Base Purchase Price.

“Direct Claim” is defined in Section 13.6(d).

“Disclosure Schedules” means the schedules attached hereto.

“Dollars” and “$” mean the lawful currency of the United States.

“Effective Date” means August 1, 2016.

“Effective Time” means 7:00 a.m. Central Time on August 1, 2016.

“Environmental Laws” means all applicable Laws relating to health, safety, the protection of the environment, natural resources, or threatened or endangered species, pollution, or its impacts on human health, including those Laws relating to the storage, handling and use of chemicals and other Hazardous Substances and those relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof.

“Environmental Permits” means all Permits of Governmental Authorities required by Environmental Laws for the conduct of the business of the Sellers relating to the Company Assets.

“Estimated Adjustment Amount” is defined in Section 3.3.

“Estimated Purchase Price” is defined in Section 3.4.

“Excluded Assets” means (i) all trade credits and all accounts, accounts receivable, checks, funds, promissory notes, instruments and general intangibles attributable to the Company Assets with respect to any period of time prior to the Effective Time; (ii) all rights and interests of Sellers in respect of any deposits, bonds, letters of credit or other type of security or credit support posted by Sellers (including the right to request and receive any refunds thereof); (iii) all rights and interests in and to any hedges or other derivative contracts relating to Sellers; (iv) all of the Sellers’ and their respective Affiliates’ proprietary computer software, technology, patents, and trade secrets, proprietary or licensed copyrights, names, trademarks, logos and other intellectual property; (v) claims of the Sellers for refund of or loss carry forwards with respect to Taxes attributable to any period prior to the Effective Time or Taxes attributable to Excluded Assets; (vi) furniture, fixtures, computer equipment and other office furnishings owned by the Sellers and/or their Affiliates; (vii) all documents and instruments of Sellers that may be protected by an attorney-client privilege or that relate to any other Excluded Asset, the transactions contemplated by this Agreement or any transactions between any Seller or any of its Affiliates; (viii) data and other information that cannot be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements; (ix) any and all research, valuation or pricing information prepared by the Sellers or their respective Representatives in connection with efforts to sell the Company Assets, including, but not limited to bids received and information and correspondence in connection therewith; and (x) any assets that are retained by Sellers pursuant to Sections 3(e)(i)(C) and 3(e)(ii)(B) of Exhibit A.

“Final Settlement” is defined in Section 3.5(c)

“Fundamental Representations” means those representations and warranties of Sellers set forth in Article IV and in Section 5.1,  Section 5.3 and Section 5.9.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Gathering Systems” is defined in the definition of Company Assets.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency or court.

“Hazardous Substances” means any chemicals, constituents, fractions, derivatives, compounds or other substances that are defined or regulated as pollutants, contaminants, wastes, toxic substances, hazardous substances, hazardous materials, radioactive materials or radioactive wastes or that may form the basis of liability or obligations under any Environmental Laws.  Hazardous Substances shall also expressly include petroleum substances (and any components, fractions or derivatives thereof) and exploration and production wastes.

“Hydrocarbons” means oil, gas, natural gas liquids, casinghead gas, coal bed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Imbalance” means over-production or under-production or over-deliveries or under-deliveries on account of (a) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well constituting part of the Company Assets and allocable to the interests of the Sellers, and the shares of production from the relevant Well that are actually taken by or delivered to or for the account of the Sellers and (b) any marketing imbalance between the quantity of Hydrocarbons constituting part of the Company Assets and required to be delivered by or to the Sellers under any Contracts relating to the purchase and sale, gathering, transportation, storage, treating, processing, or marketing of Hydrocarbons and the quantity of Hydrocarbons actually delivered by or to the Sellers pursuant to the applicable Contracts.

“Indebtedness for Borrowed Money” means all obligations, including the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, to any Person for borrowed money.  In addition, for the avoidance of doubt, Indebtedness for Borrowed Money includes: (i) any obligations, contingent or otherwise, under banker’s acceptance credit or similar facilities (other than any letters of credit, performance bonds or similar obligations entered into in the ordinary course of business consistent with past practices); (ii) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business; (iii) any obligations with respect to hedging, swaps or similar arrangements; (iv) any obligations to pay rent or other payment amounts under leases that would be required to be classified as a capital lease on a balance sheet prepared in accordance with GAAP; and (v) any guaranty of any of the foregoing.

“Indemnified Party” is defined in Section 13.6(a).

“Indemnifying Party” is defined in Section 13.6(a).

“Indemnity Cap” means an amount equal to ten percent (10%) of the Base Purchase Price.

“Indemnity Deductible” means an amount equal to three percent (3.0%) of the Base Purchase Price.

“Individual Indemnity Threshold” is defined in Section 13.5(a).

“IRS” means the Internal Revenue Service of the United States.

“Kansas Counties” is defined in the recital of this Agreement.

“Knowledge” means, as to Sellers, the actual knowledge of those Persons listed in Schedule 1.1 as of the date of this Agreement.

“Law” means any applicable statute, writ, law, rule, regulation, ordinance, Order, judgment, injunction, award, determination or decree of a Governmental Authority, in each case as in effect on and as interpreted on the date of this Agreement.

“Leases” is defined in the definition of Company Assets.

“Legal Proceeding” means any and all proceedings, suits and causes of action by or before any Governmental Authority and all arbitration proceedings.

“Liens” means liens, pledges, options, mortgages, deeds of trust and security interests.

“Losses” is defined in Section 13.2.

“Material Adverse Effect” means, with respect to the Company Assets (as currently owned and operated), any circumstance, change, or effect that is materially adverse to the business, operations, assets or financial condition of the Company Assets, taken as a whole, but shall exclude any circumstance, change or effect resulting or arising from:  (i) any general change in conditions in the industries or markets where the Company Assets are located; (ii) seasonal reductions in revenues and/or earnings attributable to the Company Assets in the ordinary course of its business; (iii) any adverse change, event or effect on the global, national or regional energy industry as a whole, including those impacting energy prices or the value of oil and gas assets and properties or other commodities, goods or services, or the availability or costs of hedges; (iv) changes in the prices of oil, gas or other hydrocarbon products; (v) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (vi) changes in Law, GAAP or the interpretation thereof; (vii) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby; (viii) any failure to meet internal or third-party projections or forecasts or revenue or earnings or reserve predictions; (ix) changes or developments in financial or securities markets or the economy in general; (x) effects of weather, meteorological events, natural disasters or other acts of God; (xi) natural declines in well performances; (xii) the existence of a preferred right as to any of the Company Assets; or (xiii) actions taken or omitted to be taken by or at the request of Buyer.

“Material Contracts” means any of the following Contracts to which any of the Company Assets are bound or subject:

(a)Contracts that can reasonably be expected to involve obligations of, or payments with respect to the Company Assets after the date hereof, in excess of ten thousand Dollars ($10,000) in any given calendar year;

(b)Contracts evidencing Indebtedness for Borrowed Money or the granting of a Lien securing any such indebtedness;

(c)Contracts for the sale, gathering, processing, storage or transportation of production, or otherwise relating to the marketing of production from the Company Assets, other than Contracts which are subject to cancellation on not more than sixty (60) days’ notice without penalty or other detriment to the Sellers;

(d)Contracts that contain calls upon or options to purchase production;

(e)Contracts that constitute a partnership or joint venture agreement (excluding any tax partnership); and

(f)Contracts that constitute a pending farmout agreement, exploration agreement, participation agreement or other similar Contract where the primary obligation thereunder has not fully been performed.

“Midcon” is defined in the preamble.

 “NORM” means naturally occurring radioactive material, including technologically enhanced naturally occurring radioactive material.

“Northeast” is defined in the preamble.

“Notice of Disagreement” is defined in Section 3.5(a).

“Notices” is defined in Section 16.1.

“Oil and Gas Properties” means, collectively, the Leases, Wells and Units.

“Oklahoma Counties” is defined in the recital to this Agreement.

“Order” means any order, judgment, injunction, ruling, decree, consent decree, sentence, charge, subpoena, plea agreement, diversion agreement, writ or award issued, made, entered, rendered or approved by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Organizational Documents” means any charter, certificate of incorporation, certificate or articles of formation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreement or similar formation or governing documents and instruments.

“Overhead Rate” means the rate charged by an operator to the joint interest owners for one hundred percent (100%) of the interests under an operating agreement.

“Party” and “Parties” are defined in the preamble of this Agreement.

“Permits” means authorizations, licenses, permits or certificates issued by any Governmental Authority.

“Permitted Encumbrances” is defined in Exhibit A.

“Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint-stock company, Governmental Authority or other entity of any kind.

“Personal Property” is defined in the definition of Company Assets.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Pre-Effective Date Tax Period” means any Tax period ending on or before the Effective Date.

“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, inquiry, investigation, or dispute commenced, brought, conducted or heard by or before or otherwise involving, any Governmental Authority or any arbitrator.

“Property Costs” means the Sellers or any of their Affiliates’ obligation for any expenses or costs (including lease operating expense, drilling and completion costs, seismic costs, workover costs, capital expenditures, joint interest billings and overhead charges under applicable operating agreements) which relate to the Company Assets or are otherwise incurred by the Sellers or any of their Affiliates in connection with the ownership, operation, development or maintenance of the Company Assets, but excluding (in all cases) costs and expenses attributable to (i) obligations to pay an owner of any working interest, royalty, overriding royalty, net profits interests or other similar burdens on or measured by production any revenues or proceeds attributable to sales of Hydrocarbons relating to the Company Assets, including those held in suspense; (ii) Losses for personal injury or death, property damage or loss (other than damage to structures, fences, irrigation systems and other fixtures, crops, livestock and other personal property in the ordinary course of business), torts, breach of Contract (other than failure to make payments due under the terms of a Contract) or violation of any Lease or Law (or private rights of action under any Law); (iii) obligations to plug wells (including the Wells), dismantle or decommission facilities, close pits and restore the surface around such wells, facilities and pits; (iv) environmental liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments or personal property under applicable Environmental Laws; (v) obligations with respect to Imbalances; and (vi) claims for indemnification or reimbursement from any third party with respect to costs of the type described in preceding clauses (i) through (v), whether such claims are made pursuant to Contract or otherwise.

“Purchase Price” is defined in Section 3.1.

“Records” is defined in the definition of Company Assets.

“Representatives” means a Person’s directors, officers, partners, members, managers, employees, agents or advisors (including attorneys, accountants, consultants, bankers, financial advisors, and any Representatives of those advisors).

“Resolved Defect Amount” means the amount by which the sum of all Defect Amounts determined in accordance with the procedures in Exhibit A exceeds the Defect Deductible.

“Response Date” is defined in Section 3.5(a).

“Restricted Period” is defined in Section 8.1.

“Sale Hydrocarbons” is defined in the definition of Company Assets.

“Seller” and “Sellers” is defined in the preamble to this Agreement.

“Seller Indemnified Parties” is defined in Section 13.3.

“Seller Marks” means all trademarks, service marks, and trade names owned by any Seller or its Affiliates, including, without limitation, the rights of each Seller and its Affiliates to the name “Sanchez Production Partners” or any trade names, trademarks, service marks, corporate names or logos, or any derivative or combination thereof, that are confusingly similar thereto.

“Sellers’ Credits” means (without duplication) (i) proceeds received by Buyer that are attributable to the sale of Hydrocarbons produced from the Company Assets prior to the Effective Time and less amounts payable as royalties, overriding royalties and other burdens measured by or payable out of such production, and less severance taxes applicable to such production; (ii) any Property Costs payable by Sellers that are attributable to the ownership or operation of the

Company Assets from and after the Effective Time; (iii) the value of all Hydrocarbons produced prior to the Effective Time but in tanks or upstream of the applicable sales meter as of the Effective Time; (iv) the amount of any increase to the Base Purchase Price with respect to Title Benefits pursuant to Section 3(g) of Exhibit A; (v) for each of the Oil and Gas Properties operated by Sellers and as to which there are one or more Non-Parties that is a joint interest owner in such property, a monthly amount for the period commencing as of the Effective Time through the Closing Date equal to the Overhead Rate (proportionately reduced to the percentage interest conveyed, and prorated for the month in which the Closing Date occurs based on the number of Days in such month through the Closing Date); and (vi) (vii) except as expressly provided otherwise herein, any other amount provided for elsewhere in this Agreement or otherwise agreed in writing by the Parties.

“Settlement Date” is defined in Section 3.5(b).

“Specified Contracts” is defined in the definition of Company Assets.

“Straddle Period” means any Tax period that includes but does not end at the Effective Time.

“Suspended Funds” is defined in Section 5.7.

“Surface Interests” is defined in the definition of Company Assets.

“Target Formation” is defined in Exhibit D with respect to each corresponding Well.

“Tax Allocation” is defined in Section 3.7(b).

“Tax Audit” means any audit, adjustment, claim, examination, assessment, contest or other Proceeding with respect to Taxes.

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration, claim for refund, information returns or other filing provided to any Governmental Authority with respect to Taxes, including any schedules or attachments thereto and any amendment thereof.

“Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, production, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, and assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to taxes, whether disputed or otherwise.

“Third-Party Claim” is defined in Section 13.6(a).

“United States” means United States of America.

“Units” is defined in the definition of Company Assets.

“Wells” is defined in the definition of Company Assets.

Section 1.2Rules of Construction.

(a)All article, section, schedule, and Exhibit references used in this Agreement are to articles and sections of, and schedules and exhibits to, this Agreement unless otherwise specified.  The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The term “includes” or “including” shall mean “including without limitation.”  Unless the context of this Agreement clearly requires otherwise, the words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular Section or Article in which such words appear.

(c)The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d)The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

ARTICLE II.

PURCHASE AND SALE

Section 2.1Purchase and Sale of Company Assets.  Upon the terms and subject to the conditions set forth in this Agreement, Sellers shall sell, assign, transfer, and convey to Buyer, and Buyer shall purchase and acquire from Sellers, at the Closing, the Company Assets free and clear of all Liens (other than Permitted Encumbrances). Sellers shall transfer the Company Assets to Buyer by delivery of the Assignment and Assumption Agreement at Closing.

ARTICLE III.

CONSIDERATION

Section 3.1Consideration.  In consideration for the purchase of the Company Assets, Buyer agrees to pay to Sellers at Closing the sum of Seven Thousand One Hundred Twenty Dollars ($7,120.00) (the “Base Purchase Price”), as adjusted by the Adjustment Amount (the Base Purchase Price as so adjusted, the “Purchase Price”).

Section 3.2Adjustments to the Base Purchase Price.  The Base Purchase Price shall be adjusted by an amount (which could be a positive or negative number) equal to the Sellers’ Credits minus the Buyer’s Credits (such amount being referred to herein as the “Adjustment Amount”).  For purposes of clarity, a positive Adjustment Amount will increase the Base Purchase Price and a negative Adjustment Amount will decrease the Base Purchase Price.  It is acknowledged that because of the negligible Allocated Value for Wells or Leases, any adjustments pursuant to Exhibit A will be similarly negligible.  An “adjustment” of any kind or nature that is equal to or is less than $100 is hereby waived by all Parties hereto.

Section 3.3Closing Statement.  Not later than five (5) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a statement (the “Closing Statement”) showing the estimated Adjustment Amount (using actual numbers and amounts where available, and using Sellers’ good faith estimate of other amounts, where actual amounts are not available, in each case showing the associated calculations in reasonable detail) (the “Estimated Adjustment Amount”).  Within three (3) Business Days after receipt of the Closing Statement, Buyer will deliver to Sellers a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Closing Statement.  The Closing Statement, as agreed upon by the Parties, will be used to determine the Estimated Adjustment Amount at Closing.  If the Parties are unable to reach agreement, the Closing Statement as prepared by Sellers will be used to determine the Estimated Adjustment Amount at Closing, absent manifest error.

Section 3.4Closing Payment.  At Closing, Buyer shall pay to Sellers, in cash by wire transfer of immediately available Dollar funds to the account or accounts designated by Sellers, an amount equal to the Base Purchase Price, with such amount increased or decreased, as the case may be, by the Estimated Adjustment Amount (the “Estimated Purchase Price”).

Section 3.5Post-Closing Adjustment.

(a)Revised Closing Statement.  On or before the date that is ninety (90) days after the Closing Date, Sellers shall prepare and deliver to Buyer a revised Closing Statement setting forth the Adjustment Amount as of the Closing Date.  Sellers shall provide to Buyer such data and information as Buyer may reasonably request supporting the amounts reflected on the Closing Statement (and reasonable access to Sellers’ personnel, including internal accountants) to permit Buyer to perform or cause to be performed an audit of the Closing Statement, at Buyer’s expense.  The Closing Statement shall become final and binding upon the Parties on the date that is thirty (30) days following receipt thereof by Buyer (the “Response Date”) unless Buyer gives Notice of its disagreement (“Notice of Disagreement”) to Sellers on or before such Response Date.  Any Notice of Disagreement shall specify in reasonable detail the Dollar amount, nature and basis of any disagreement so asserted.  If a Notice of Disagreement is not received by Sellers on or before the Response Date, then the Response Date shall be deemed the “Settlement Date.”  If a Notice of Disagreement is received by Sellers by the Response Date, then the Closing Statement (as revised in accordance with paragraph (b) below) shall become final and binding on the Parties on the date upon which the Arbitrated Closing Statement (defined below) is delivered to the Parties, unless the Parties come to a mutual agreement in writing before the delivery of the Arbitrated Closing Statement, in which case the Settlement Date will be deemed to be the date on which such a mutual agreement is executed by the Parties.

(b)Arbitrated Closing Statement.  During the sixty (60) days following the date upon which Sellers receive a Notice of Disagreement, Sellers and Buyer shall use commercially reasonable efforts to attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement.  If at the end of such sixty (60) day period (or earlier by mutual agreement), Buyer and Sellers have not reached agreement on such matters, the matters that remain in dispute (and only such matters) shall promptly be submitted to BDO USA, LLP (the “Closing Statement Arbitrator”) for review and final and binding resolution.  If BDO USA, LLP is unable or unwilling to serve as an arbitrator hereunder, then Sellers and Buyer shall, in good faith, mutually agree upon an independent national accounting firm that has not represented any Party at any time during the five (5) year period of time immediately preceding its designation hereunder, to serve as the Closing Statement Arbitrator.  Buyer and Sellers shall, not later than seven (7) days prior to the hearing date set by the Closing Statement Arbitrator, each submit a written brief to the Closing Statement Arbitrator (and a copy thereof to the other Party on the same day) with Dollar figures for settlement of the disputes as to the Adjustment Amount (together with a proposed Closing Statement that reflects such figures) consistent with their respective calculations delivered pursuant to Section 3.5(a).  The hearing shall be conducted on a confidential basis.  The Closing Statement Arbitrator shall consider only those items or amounts in the Closing Statement which were identified in the Notice of Disagreement and which remain in dispute and the Closing Statement Arbitrator’s decision resolving the matters in dispute shall be based upon and be consistent with the terms and conditions in this Agreement.  In deciding any matter, the Closing Statement Arbitrator (i) shall be bound by the provisions of this Section 3.5 and the related definitions and (ii) may not assign a value to any disputed item greater than the greatest value for such item claimed by either Sellers or Buyer or less than the smallest value for such item claimed by Sellers or Buyer in their respective calculations delivered pursuant to Section 3.5(a). The Closing Statement Arbitrator shall render a decision (the “Arbitrated Closing Statement”) resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) promptly after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration.  The Closing Statement Arbitrator shall provide to the Parties explanations in writing of the reasons for its decisions regarding the adjusted Adjustment Amount and shall issue a Closing Statement reflecting such decision.  The decision of the Closing Statement Arbitrator shall be (i) final and binding on the Parties and (ii) final and non-appealable for all purposes hereunder; provided, however, that such decision may be reviewed, corrected or set aside by a court of competent jurisdiction, but only if and to the extent that such court of competent jurisdiction finds that (A) the Closing Statement Arbitrator made mathematical errors with respect to its decision or (B) fraud was committed by any Party in connection with the matters in dispute.  The cost of any arbitration (including the fees and expenses of the Closing Statement Arbitrator) under this Section 3.5(b) shall be borne entirely by the Party awarded the smaller percentage of the disputed amount by the Closing Statement Arbitrator.  The fees and disbursements of Sellers’ independent auditors and other costs and expenses incurred in connection with the services performed with respect to the Closing Statement shall be borne by Sellers and the fees and disbursements of Buyer’s independent auditors and other costs and expenses incurred in connection with their preparation of the Notice of Disagreement shall be borne by Buyer.

(c)Final Settlement.  If the amount of the Purchase Price as set forth on the Closing Statement (or Arbitrated Closing Statement) exceeds the amount of the Estimated Purchase Price paid at Closing, then, within five (5) days after the Settlement Date (or within five

(5) days after the Closing Statement Arbitrator delivers the Arbitrated Closing Statement), Buyer shall pay to Sellers the amount of such difference.  If the amount of the Purchase Price as set forth on the Closing Statement (or Arbitrated Closing Statement) is less than the Estimated Purchase Price paid at Closing, then Sellers shall pay to Buyer, within five (5) days after the Settlement Date (or within five (5) days after the Closing Statement Arbitrator delivers the Arbitrated Closing Statement), the amount of such difference.  Any post-Closing payment made pursuant to this Section 3.5(c) shall be made by means of a wire transfer of immediately available Dollar funds to a bank account designated by the Party receiving the funds.

Section 3.6Payments and Reimbursements.  Notwithstanding any other provision hereof, from the Closing Date until ninety (90) days following the Settlement Date, any proceeds, costs or expenses that would constitute a Buyer’s Credit or a Sellers’ Credit (and other proceeds, costs or expenses attributable to the Company Assets on or after the Closing Date) but that are not reflected in the Closing Statement shall be treated as follows:

(a)Sellers will promptly forward, or cause to be forwarded, to Buyer any payments received by the Sellers or any Affiliates thereof after the Closing Date with respect to proceeds attributable to the sale of Hydrocarbons produced from the Company Assets on or after the Effective Time but that are not reflected in the Closing Statement;

(b)Sellers will be responsible pursuant to the terms of this Agreement for Property Costs prior to the Effective Time that would constitute a Buyer’s Credit but that are not reflected in the Closing Statement and shall promptly pay, or, if paid by Buyer, promptly reimburse Buyer for such costs or expenses;

(c)Buyer will promptly forward, or cause to be forwarded, to Sellers any payments received by Buyer or any Affiliates thereof with respect to proceeds attributable to the sale of Hydrocarbons produced from the Company Assets prior to the Effective Time but that are not reflected in the Closing Statement; and

(d)Buyer will be responsible pursuant to the terms of this Agreement for Property Costs that would constitute a Sellers’ Credit (or that are attributable to the Company Assets on or after the Closing Date) but that are not reflected in the Closing Statement and shall promptly pay, or, if paid by Sellers, promptly reimburse Sellers for and hold Sellers harmless from and against, such costs or expenses.

Section 3.7Purchase Price Allocation.

(a)Adjustment Allocation.  Pursuant to the terms of Exhibit A, Buyer and Sellers have allocated the Purchase Price among the Company Assets as set forth on Exhibit H and such values shall be used for purposes of calculating adjustments to the Base Purchase Price under the procedures set forth on Exhibit A.  Notwithstanding anything herein to the contrary, no Party shall be bound for Tax purposes by the Allocated Values (as defined in Exhibit A) set forth on Exhibit H to this Agreement.

(b)Tax Allocation.  The Parties agree that the transactions contemplated hereby will be treated for U.S. federal income Tax purposes and applicable state income Tax purposes as a sale by Sellers and a purchase by Buyer of the Company Assets.  All Parties hereto agree to file all Tax Returns consistent with the foregoing and shall not take any position inconsistent with the foregoing for Tax purposes.  Within ninety (90) days after the Final Settlement the Parties shall allocate the Purchase Price for Tax purposes among the Company Assets affected thereby in accordance with Section 1060 of the Code and the U.S. Treasury Regulations promulgated thereunder (the “Tax Allocation”).

(c)Adjustment.  If an adjustment is made to the Purchase Price pursuant to this Agreement, the Tax Allocation shall be adjusted accordingly in accordance with Section 1060 of the Code and as mutually agreed by Buyer and Sellers based solely on such adjustment.

(d)Reporting.  Sellers and Buyer shall report consistently with the Tax Allocation in all Tax Returns, including IRS Form 8594, and neither Sellers nor Buyer shall take any position in any Tax Return that is inconsistent with the Tax Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code, or otherwise with the written consent of the other Party.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS

Each Seller, severally and not jointly, hereby represents and warrants to Buyer as follows:

Section 4.1Organization of Seller.  Such Seller is duly formed, validly existing, and in good standing under the Laws of its state of formation and has the requisite organizational power and authority to own its assets and conduct its business as presently conducted.  Such Seller is duly qualified to do business, and in good standing, in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect.

Section 4.2Authorization; Enforceability.  Such Seller has full capacity, power, and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery, and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized on the part of such Seller, and no other proceeding on the part of such Seller is necessary to authorize this Agreement or performance of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by such Seller (and all documents required hereunder to be executed and delivered by such Seller at the Closing will be duly executed and delivered by such Seller), and this Agreement constitutes, and at the Closing each such document will constitute, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.3No Conflict; Consents.  Except as set forth on Schedule 4.3, the execution and delivery of this Agreement by such Seller and the consummation of the transactions contemplated hereby do not and shall not:

(a)violate any Law applicable to such Seller or, with respect to such Seller, require any material filing with, consent, approval, or authorization of or notice to, any Person;

(b)violate any Organizational Document of such Seller; or

(c)(i) breach any material contract to which such Seller is a party; (ii) result in the termination of any such Material Contract; or (iii) constitute an event that, after notice or lapse of time or both, would result in the creation or imposition of a Lien.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY ASSETS

Each Seller hereby represents and warrants to Buyer as follows:

Section 5.1No Conflict; Consents.  Except as set forth on Schedule 5.1, the execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated hereby do not and shall not:

(a)violate any Law applicable to the Company Assets that are owned or leased by them or require any filing with or Permit, consent, approval, or authorization of or notice to, any Person, except where such violation or failure to make or obtain such filing, consent or approval would not have a Material Adverse Effect; or

(b)(i) breach any Material Contract to which any Company Assets that are owned or leased by them may be bound; (ii) result in the termination of any such Material Contract; (iii) result in the creation of any Lien under any Material Contract; or (iv) constitute an event that, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien, except where such breach, termination, Lien or event would not have a Material Adverse Effect.

Section 5.2Litigation.  Schedule 5.2 sets forth all material Legal Proceedings pending against Sellers or, to Sellers’ Knowledge, threatened in writing, against Sellers, in each case in respect of any of the Company Assets that are owned or leased by Sellers.

Section 5.3Taxes.  Except as set forth on Schedule 5.3, (i) all Tax Returns required to be filed prior to the date hereof with respect to the Company Assets have been timely filed and all of such Tax Returns are complete and correct in all material respects; (ii) all Taxes shown as due on such Tax Returns have been timely paid; (iii) there is no claim pending by any Governmental Authority in connection with any Tax or any Tax Return described in clause (i) or (ii); (iv) no Tax Returns described in clause (i) are under audit or examination by any Governmental Authority and Sellers know of no basis for any such audit or examination; (v) there are no agreements or waivers currently in effect or pending that provide for an extension of time with respect to the filing of any such Tax Return or the assessment or collection of any material Tax from or payment with respect to the Company Assets; (vi) no written claim has been made by any Governmental Authority in a jurisdiction where Sellers do not file a Tax Return that they are or may be subject to material taxation in that jurisdiction with respect to the Company Assets; and (vii) no Seller is a foreign person within the meaning of Section 1445 of the Code.

Section 5.4Material Contracts.  As of the date hereof, Schedule 5.4 lists each Material Contract.  Each Material Contract constitutes the legal, valid and binding obligation of Sellers that are a party thereto and, to Sellers’ Knowledge, the counterparties thereto, and is enforceable in accordance with its terms, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.  Sellers are not in breach or default in any material respect of their obligations under any of the Material Contracts.  Except as set forth in Schedule 5.4, or as would not reasonably be expected to have a Material Adverse Effect, (i) to Sellers’ Knowledge, no breach or default by any third-party exists under any Material Contract and (ii) no counterparty to any Material Contract of Sellers has canceled, terminated, or modified, or, to Sellers’ Knowledge, threatened to cancel, terminate or modify, any Material Contract.  Except for any such Contract identified on Schedule 5.4 as confidential, true, correct and complete copies of all Material Contracts have been made available to Buyer.

Section 5.5Compliance with Laws; Permits.

(a)Laws.  Except as disclosed on Schedule 5.5(a), Sellers are in compliance in all material respects with, all applicable Laws relating to the ownership, use and operation of the Company Assets.  Notwithstanding any provision in this Section 5.5 (or any other provision of this Agreement) to the contrary, Section 5.3 and Exhibit A shall be the exclusive representations, warranties and covenants with respect to Tax and environmental issues (including Environmental Permits) and no other representations or warranties are made with respect to such matters, including under this Section 5.5.  Notwithstanding the foregoing, the representation and warranty contained in this Section 5.5(a) will not apply to (and will exclude) any liability arising out of or related to facts, events, transactions, or actions or inactions, the category of which is the subject of another representation or warranty set forth in this Article V, whether or not the existence of such liability would constitute a breach or inaccuracy of such representation or warranty.

(b)Permits.  Except as disclosed on Schedule 5.5(b), (i) Sellers possess all material Permits which are necessary to own the applicable Company Assets owned by them and to operate their business as currently conducted; (ii) all such material Permits of Sellers are in full force and effect; and (iii) there are no Proceedings pending against Sellers or, to Sellers’ Knowledge, threatened before any Governmental Authority that seeks the revocation, cancellation, suspension or adverse modification of any such material Permit.  True, correct and complete copies of all such material Permits have been made available to Buyer.  Notwithstanding any provision in this Section 5.5 (or any other provision of this Agreement) to the contrary, Section 5.3 and Exhibit A shall be the exclusive representations, warranties and covenants with respect to Tax and environmental issues (including Environmental Permits) and no other representations or warranties are made with respect to such matters, including under this Section 5.5.

Section 5.6Preferential Purchase Rights.  Except as set forth in Schedule 5.6, with respect to Sellers, there are no (i) preferential purchase rights, rights of first refusal or similar rights and (ii) rights of first offer, tag-along rights, drag-along rights or other similar rights, in each case of clause (i) and (ii) above, that are applicable to the transactions contemplated by this Agreement.

Section 5.7Payment of Royalties.  Except as set forth on Schedule 5.7, with respect to Sellers, and except for such amounts that are being held in suspense as permitted pursuant to applicable Law (“Suspended Funds”), all royalties (including lessor’s royalties), overriding royalties and other burdens upon, measured by or payable out of production (each, a “Burden”) due by the Sellers with respect to the Company Assets have been paid in all material respects or, if not paid, is contesting such Burden in good faith in the ordinary course of business.

Section 5.8Current Commitments.  Schedule 5.8 sets forth, as of the date of this Agreement, all authorizations for expenditures and other capital commitments approved by Sellers relating to the Company Assets that relate to activities that have not been completed by the date of this Agreement, and/or which could be considered Sellers’ Credits.

Section 5.9Brokers’ Fees.  Sellers have not entered into any Contract with any Person that would require the payment by Buyer or its Affiliates of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

Buyer hereby represents and warrants to Sellers as follows:

Section 6.1Organization of Buyer.  Buyer is an Oklahoma Corporation, validly existing and in good standing under the Laws of the State of Oklahoma.

Section 6.2Authorization; Enforceability.  Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery, and performance of this Agreement, and the performance of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer, and no other proceeding on the part of Buyer is necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by Buyer (and all documents required hereunder to be executed and delivered by Buyer at the Closing will be duly executed and delivered by Buyer), and this Agreement constitutes, and at the Closing each such document will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 6.3No Conflict; Consents.  Except as would not reasonably be expected to prevent, impede, or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement, the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer do not and shall not:

(a)violate any Law applicable to Buyer or require any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority;

(b)violate any Organizational Document of Buyer; or

(c)require any filing with, or permit, consent or approval of, or the giving of any notice to, any Person.

Section 6.4Litigation.  Except as would not reasonably be expected to prevent, impede, or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement, Buyer (i) is not subject to any outstanding Order; (ii) is not a party to a Proceeding; and (iii) to the knowledge of Buyer, has not been threatened with any Proceeding.

Section 6.5Brokers’ Fees.  Buyer and its Affiliates have not entered into any Contract with any Person that would require the payment by Sellers or their Affiliates of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement.

Section 6.6Financing; Resources and Other Capabilities.  Buyer has, and shall have as of the Closing Date, sufficient funds with which to pay the Adjusted Purchase Price and consummate the transactions contemplated by this Agreement.  Buyer has the financial, technical and other capabilities to perform all of Buyer’s other obligations under this Agreement and all of the obligations assumed from Sellers with respect to the Company Assets.

Section 6.7Buyer’s Independent Investigation.  Buyer and its Representatives have undertaken an independent investigation and verification of the Company Assets.  Except for the representations and warranties made by Sellers in Article IV and Article V, Buyer acknowledges that there are no representations or warranties, express or implied, as to the Company Assets.

Section 6.8Independent Evaluation.  Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities.  Buyer acknowledges and agrees that Sellers have not made any representations or warranties as to the Company Assets except as expressly and specifically provided in Article IV and Article V and that Buyer may not rely on any other representations or warranties made by Sellers or their representatives or on any of Sellers’ estimates with respect to reserves or the value of the Company Assets, or any projections as to future events or other analyses or forward looking statements.  In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, subject to the express representations of Sellers set forth in this Agreement, Buyer (i) has relied or shall rely solely on its own independent investigation and evaluation of the Company Assets and the express provisions of this Agreement and (ii) has satisfied or shall satisfy itself as to the environmental and physical condition of and contractual arrangements affecting the Company Assets.  Buyer has no Knowledge of any fact that results in the breach of any representation, warranty or covenant of Sellers made hereunder.

Section 6.9Regulatory.  Buyer is now, and hereafter shall continue to be, qualified to own and assume operatorship of all Leases, Wells and Company Assets comprising of a part of the Oil and Gas Properties, including federal oil, gas and mineral leases and Leases with Governmental Authorities, and the consummation of the transaction contemplated in this Agreement will not cause Buyer to be disqualified as such an owner or operator.  To the extent required by any applicable Laws, Buyer currently has, and will hereafter continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of such Leases, Wells and Company Assets and has filed any and all required reports necessary for such operations with all Governmental Authorities having jurisdiction over such operations.

ARTICLE VII.

TITLE AND ENVIRONMENTAL EXAMINATION.

Section 7.1Access.  From the date hereof through the Closing, Sellers shall afford Buyer and its Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of Sellers’ business, to the properties, books, contracts and records of Sellers and to the appropriate officers and employees of Affiliates of Sellers and shall furnish such Representatives with all financial and operating data and employment data with respect to the employees of the Sellers who are located in the Oklahoma Counties and Kansas Counties and whose job responsibilities encompass the Company Assets and other information concerning the Company Assets as Buyer and such Representatives may reasonably request.  Sellers shall have the right to have a Representative present at all times during any such inspections, interviews and examinations.  Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement.  Notwithstanding the foregoing, Buyer shall have no right of access to, and Sellers shall have no obligation to provide to Buyer, information relating to: (i) bids received from others in connection with the transactions contemplated by this Agreement (or similar transactions) and information and analyses (including financial analyses) relating to such bids; (ii) any information the disclosure of which would jeopardize any privilege available to Sellers relating to such information or would cause Sellers to breach a confidentiality obligation; or (iii) any information the disclosure of which would result in a violation of Law.

Section 7.2Environmental and Title Review.  Buyer shall have the right to examine the environmental condition of and title to the Company Assets in accordance with the procedures in Exhibit A.  Sellers shall provide access to the Company Assets during regular business hours that Sellers operate, and Sellers shall use their commercially reasonable efforts to obtain permission for Buyer to gain access to the Company Assets operated by third parties.  Buyer shall have no right to perform or conduct any environmental sampling or other invasive environmental investigation on or about any of the Company Assets without the prior written consent of Sellers, which may be withheld for any reason.

Section 7.3Indemnity.  Buyer shall indemnify the Seller Indemnified Parties from and against Losses arising out of, or in connection with, any site visits or inspections of the Company Assets or any other properties of any Seller Indemnified Party by Buyer and its Representatives, EVEN IF CAUSED BY THE SOLE, JOINT AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LOSSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES.

ARTICLE VIII.

INTERIM OPERATIONS

Section 8.1Operations Prior to Closing.  Except as provided in this Agreement, during the period from and including the date hereof until and including the Closing Date (the “Restricted Period”), without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, Sellers shall:

(a)operate the Company Assets operated by Sellers in all material respects in (i) the ordinary course consistent with past practices and (ii) compliance with all applicable Laws;

(b)pay all expenses incurred with respect to the Company Assets owned or operated by Sellers in the usual, regular and ordinary manner consistent with past practice;

(c)collect the accounts receivable attributable to the Company Assets owned or operated by Sellers in the usual, regular and ordinary manner consistent with past practice;

(d)maintain the books of account and records relating to the Company Assets owned or operated by Sellers in the usual, regular and ordinary manner, in accordance with the usual accounting practices of each such Person; and

(e)give prompt Notice to Buyer of any written notice received by Sellers of any material claim asserting any breach of contract, tort or violation of Law or any investigation, suit, action or litigation by or before a Governmental Authority or otherwise, that (in each case) relates to the Company Assets.

Section 8.2Restricted Activities.  Without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed, Sellers shall not take any action during the Restricted Period to:

(a)sell, transfer, abandon, lease (other than oil and gas leasehold interests acquired by Sellers in the Restricted Period), encumber (other than Permitted Encumbrances), exchange or otherwise dispose of any of the Company Assets except in the ordinary course of business;

(b)merge or consolidate with any Person;

(c)incur any Indebtedness for Borrowed Money to the extent secured by Company Assets, whether or not evidenced by a note, bond, debenture or similar instrument (nor enter into any guarantees with respect to any such indebtedness), except any such indebtedness that will be paid in full at or prior to the Closing;

(d)enter into any Contract that would have been a Material Contract if it had been in effect on the date hereof;

(e)amend, modify or terminate any Material Contract or otherwise waive, release or assign any material rights, Claims or benefits of Sellers under any Material Contract;

(f)propose or agree to participate in or authorize enter into any authorization for expenditure or other approved capital expenditure in excess of ten thousand Dollars ($10,000) to the extent relating to the Company Assets; or

(g)agree, whether in writing or otherwise, to do any of the foregoing.

Section 8.3Casualty Loss.  If, between the Execution Date and the Closing, any substantial portion of the Company Assets are materially damaged or destroyed by fire or other casualty (not including normal wear and tear, downhole mechanical failure or reservoir changes) or if any substantial portion of the Company Assets are taken by condemnation or under the right of eminent domain (all of which are herein called “Casualty Loss” and are limited to property damage or taking only), Sellers shall notify Buyer promptly after Sellers learn of such event. Sellers shall have the right, but not the obligation, to cure a Casualty Loss that consists of property damage by repairing the affected Company Asset no later than the Closing Date. If any uncured Casualty Loss exists at the Closing, Buyer shall proceed to purchase the Company Asset affected thereby, and upon receipt of the Purchase Price, Sellers shall pay to Buyer all sums paid to Sellers by third Persons by reason of the damage or taking of such Company Asset, and to the extent Sellers are not contractually prohibited from doing so, Sellers shall assign, transfer and set over unto Buyer all of the right, title and interest of Sellers in and to any claims, unpaid proceeds or other payments or rights to receive payments from third Persons arising out of such damage or taking. EXCEPT AS SET FORTH IN SCHEDULE 9.2, EACH SELLER DISCLAIMS ANY REPRESENTATION OR WARRANTY AS TO THE EXISTENCE OF INSURANCE COVERING CASUALTY LOSS TO THE ASSETS, AND DISCLAIMS ANY OBLIGATION, COVENANT OR DUTY TO BUYER TO ASSERT OR PURSUE ANY CLAIM AGAINST ANY INSURER OR OTHER PERSON FOR CASUALTY LOSS TO THE COMPANY ASSETS.

Section 8.4Casualty Loss Limitation.  Anything in this Agreement to the contrary notwithstanding, Buyer’s recourse with respect to a Casualty Loss shall be limited to the proceeds of Sellers’ casualty insurance coverage actually recovered by Sellers in respect thereof or other sums paid to Sellers by third Persons (or an assignment of claims related thereto). If such sums are received by Sellers prior to Closing, such sums will be paid to Buyer at Closing, and if such sums are received after Closing, such sums will be paid to Buyer promptly after receipt thereof by the Sellers. Sellers shall have no other liability or responsibility to Buyer with respect to a Casualty Loss, EVEN IF SUCH CASUALTY LOSS SHALL HAVE RESULTED FROM OR SHALL HAVE ARISEN OUT OF THE SOLE OR CONCURRENT NEGLIGENCE, FAULT, BREACH OF STATUTE OR WILLFUL MISCONDUCT OF SELLERS.

ARTICLE IX.

OTHER PRE-CLOSING COVENANTS

Section 9.1Third-Party Approvals.  Buyer and Sellers shall (and shall each cause their respective Affiliates to) use reasonable efforts to obtain all material consents and approvals of third parties and releases of Liens that any of Buyer, Sellers, or their Affiliates are required to obtain to consummate the transactions contemplated hereby.

Section 9.2Insurance.  At or prior to the Closing, Sellers shall be entitled to terminate or modify the insurance policies described in Schedule 9.2 to exclude coverage of the Company Assets, and Buyer will obtain its own insurance coverage with respect to the Company Assets.

Section 9.3Replacement of Bonds, Letters of Credit and Guarantees.  The Parties understand that none of the bonds, letters of credit, and guarantees, posted by Sellers with any Governmental Authority or third Person and relating to the Company Assets will be transferred to Buyer.  On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for the bonds and guarantees listed on Schedule 9.3 to the extent such replacement are permitted under the terms thereof, and to the extent permitted under the terms thereof shall cause, effective as of the Closing Date, the cancellation or return to Sellers of such bonds and guarantees posted (or supported) by Sellers with respect to the Company Assets.

ARTICLE X.

CONDITIONS TO CLOSING

Section 10.1Conditions to Obligations of Buyer to Closing.  The obligation of Buyer to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction (or waiver by Buyer) of the following conditions:

(a)Representations, Warranties and Covenants.  (i) The representations and warranties of Sellers made in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) will be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) except where all such breaches taken collectively would not reasonably be expected to have a Material Adverse Effect; (ii) Sellers shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Sellers on or before the Closing; and (iii) Buyer shall have received a certificate of an executive officer of each Seller, dated the Closing Date, to such effect.

(b)No Proceeding or Injunction.  No Proceeding instituted by a third-party shall be pending before any Governmental Authority or arbitral body seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.  No provision of any applicable Law and no Order shall be in effect that prohibits or makes illegal the consummation of the Closing.

(c)Consents and Approvals.  All material consents and approvals, if any, required by applicable Law or otherwise necessary for the consummation of the transactions contemplated herein, shall have been obtained and shall not have been withdrawn or revoked, and all Liens on the Company Assets, other than Permitted Encumbrances, shall have been released.

Section 10.2Conditions to the Obligations of Sellers to Closing.  The obligation of Sellers to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction (or waiver by Seller) of the following conditions:

(a)Representations, Warranties and Covenants.  (i) The representations and warranties of Buyer made in this Agreement (disregarding all materiality qualifications contained therein) will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), (ii) Buyer shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing and (iii) Sellers shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect.

(b)No Proceeding or Injunction.  No Proceeding instituted by a Third-Party shall be pending before any Governmental Authority or arbitral body seeking to restrain, prohibit, enjoin or declare illegal or seeking substantial damages in connection with, the transactions contemplated by this Agreement.  No provision of any applicable Law and no Order shall be in effect that prohibits or makes illegal the consummation of the Closing.

(c)Consents and Approvals.  All material consents and approvals, if any, required by applicable Law or otherwise necessary for the consummation of the transactions contemplated herein, shall have been obtained and shall not have been withdrawn or revoked, and all Liens on the Company Assets, other than Permitted Encumbrances, shall have been released.

ARTICLE XI.

CLOSING

Section 11.1Closing Date.  Subject to the conditions set forth in Article X, the closing of the sale and transfer of the Company Assets to Buyer as contemplated by this Agreement (the “Closing”) shall take place at the offices of Andrews Kurth LLP at 600 Travis, Suite 4200, Houston, Texas 77002 on August 1, 2016, or such other date as Buyer and Sellers may mutually determine (the date on which the Closing occurs is referred to herein as the “Closing Date”), subject to Sellers’ right to extend the Closing Date under Section 3(d) of Exhibit A.

Section 11.2Closing Deliverables.  At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)Closing Payment.  Buyer shall pay to Sellers the Closing Payment.

(b)Assignment and Assumption Agreement.  Each Seller and Buyer shall execute and deliver the Assignment and Assumption Agreement.

(c)Buyer’s Certificate.  Buyer shall deliver the certificate required pursuant to Section 10.2(a).

(d)Sellers’ Certificate.  Sellers shall deliver the certificate required pursuant to Section 10.1(a).

(e)Certification of Non-Foreign Status.  Sellers shall deliver a certification of non-foreign status in accordance with U.S. Treasury Regulation Section 1.1445-2(b)(2).

(f)Deed.  Sellers shall execute and deliver the Deed with respect to the Owned Real Property.

(g)Other Matters.  Sellers and Buyer shall execute and deliver any other appropriate assignments, bills of sale, or other instruments necessary to effect or support the transactions contemplated by this Agreement.

ARTICLE XII.

TERMINATION

Section 12.1Termination.  At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)by the mutual written consent of Buyer and Sellers;

(b)by Buyer, (i) if any Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 10.1 or (ii) if all of the conditions set forth in Article X have been satisfied or waived, as applicable, and any Seller nevertheless refuses or fails to Close the transactions contemplated in this Agreement; provided, Sellers shall first be entitled to ten (10) days’ notice and the opportunity to cure and provided furthermore that Buyer shall not be in breach at such time;

(c)by Sellers, (i) if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 10.2 or (ii) if all of the conditions set forth in Article X have been satisfied or waived, as applicable, and Buyer nevertheless refuses or fails to Close the transactions contemplated in this Agreement; provided, Buyer shall first be entitled to ten (10) days’ notice and the opportunity to cure and provided furthermore that Sellers shall not be in breach at such time;

(d)by either Buyer or Sellers, upon Notice to the other Party, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such injunction shall have become final and non-appealable;

(e)by either Buyer or Sellers, upon Notice to the other Party, if the transactions contemplated at the Closing have not been consummated by August 10, 2016, provided that neither Buyer nor Sellers shall be entitled to terminate this Agreement pursuant to this Section 12.1(e) if such Person’s breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement; or

(f)by either Buyer or Sellers, upon Notice to the other Party, if Buyer claims any Defect Amounts (as defined in Exhibit A) validly asserted in any Defect Notice (as defined in Exhibit A) that exceed by more than $250,000 the sum of all Title Benefit Amounts (as defined in Exhibit A) validly claimed by Sellers under Exhibit A.

Section 12.2Effect of Termination(a).

(a)If Closing does not occur because Buyer wrongfully failed to tender performance at Closing, or otherwise breached this Agreement prior to Closing, and all of the conditions to Closing under Section 10.2 have been satisfied or waived (other than those conditions involving deliveries at Closing) and Sellers are ready to close, Sellers shall be entitled to pursue any and all rights and remedies to which Sellers may be entitled at law or in equity and shall be entitled to recover court costs and attorney’s fees in addition to any other relief to which Sellers may be entitled. In lieu of termination of this Agreement, Sellers shall be entitled to specific performance of this Agreement without a requirement to post a bond or other security, it being specifically agreed that monetary damages may not be sufficient to compensate Sellers.

(b)If Closing does not occur because Sellers wrongfully failed to tender performance at Closing, or otherwise breached this Agreement prior to Closing, and all of the conditions to Closing under Section 10.1 have been satisfied or waived (other than those conditions involving deliveries at Closing) and Buyer is ready to close, Buyer shall be entitled to pursue any and all rights and remedies to which Buyer may be entitled at law or in equity and shall be entitled to recover court costs and attorney’s fees in addition to any other relief to which Buyer may be entitled.  In lieu of termination of this Agreement, Buyer shall be entitled to specific performance of this Agreement without a requirement to post a bond or other security, it being specifically agreed that monetary damages may not be sufficient to compensate Buyer.

Section 12.3Other Provisions.  Except for Section 12.2, Section 7.3,  Section 13.7 and Article XVI (excluding Section 16.12) (and the definitions related to any of the foregoing), this Agreement shall, upon termination hereof pursuant to Section 12.1, become of no further force or effect.  Nothing in Section 12.2 will relieve any Party to this Agreement of liability for breach of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement that specifically survives termination hereunder.  The Confidentiality Agreement shall not be affected by a termination of this Agreement.

ARTICLE XIII.

ASSUMPTION; INDEMNIFICATION AND WAIVERS

Section 13.1Assumed Obligations.  Without limiting Buyer’s rights to indemnity under this Agreement and Buyer’s rights under any Title Indemnity Agreement (as defined in Exhibit A), from and after the Closing Date, Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) the Assumed Obligations.

Section 13.2Sellers’ Indemnity  From and after Closing, subject to the limitations set forth in this Agreement, Sellers shall indemnify, defend and hold harmless Buyer, its Affiliates and each of their respective officers, members, managers, partners, directors, employees and representatives (the “Buyer Indemnified Parties”) against any and all liabilities, obligations, damages, losses, costs, debts, penalties, fines, expenses (including reasonable attorneys’ and consultants’ fees and expenses), claims, causes of actions, payments, charges, judgments and  assessments (collectively “Losses”) incurred or suffered by the Buyer Indemnified Parties as a result of, relating to or arising out of:

(a)any breach of any representation or warranty contained in Article IV and Article V of this Agreement made by Sellers as though such representation or warranty were made as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been made as of such earlier date);

(b)the breach of any covenant or agreement made or to be performed by Sellers under this Agreement; and

(c)the Excluded Assets; and

(d)obligations and liabilities of any kind whatsoever of Sellers arising from or relating to the Company Assets, whether known or unknown liquidated or contingent, which are not Assumed Obligations.

In no event shall Sellers have any obligation to provide indemnification for any matters to the extent accounted for in the Closing Statement or any revised Closing Statement.  Notwithstanding anything herein to the contrary, Buyer acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to the Company Assets, and in no event shall Sellers have any liability to the Buyer with respect to any breach of any representation, warranty or covenant under this Agreement to the extent that the Buyer was aware of such breach as of the Closing Date.

Section 13.3Buyer’s Indemnity.  From and after Closing, subject to the limitations set forth in this Agreement, Buyer shall indemnify, defend and hold harmless each Seller, its Affiliates, and each of their respective officers, members, managers, partners, directors, employees and representatives (the “Seller Indemnified Parties”) against any and all Losses incurred or suffered by the Seller Indemnified Parties as a result of, relating to or arising out of:

(a)any breach of any representation or warranty made by Buyer in this Agreement as though such representation or warranty were made as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been made as of such earlier date);

(b)the breach of any covenant or agreement made or to be performed by Buyer under this Agreement; and

(c)the Assumed Obligations.

Section 13.4Express Negligence Rule.  THE INDEMNIFICATION AND WAIVER PROVISIONS IN THIS AGREEMENT SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION, EXCEPT IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY SUCH PERSON.

Section 13.5Limitations on Liability.

(a)Except as set forth below, a Buyer Indemnified Party will not be entitled to indemnity under Section 13.2(b) of this Agreement for Losses with respect to any individual Claim that does not equal or exceed one hundred thousand Dollars ($100,000) (the “Individual Indemnity Threshold”) and all such Claims that equal or exceed the Individual Indemnity Threshold must collectively also exceed the Indemnity Deductible, and thereafter, the Buyer Indemnified Parties shall only be entitled to indemnity for the amount in excess of the Indemnity Deductible, subject to the limitations set forth in this Agreement.  Except as set forth below, the maximum aggregate liability of Sellers under Section 13.2(b) of this Agreement shall not exceed the Indemnity Cap.  The Indemnity Deductible and the Indemnity Cap shall not apply to any claim for indemnification under Section 13.2(a) with respect to any breach of the Fundamental Representations.

(b)Survival.

(i)Except as otherwise expressly provided herein, the representations, warranties and covenants of the Parties under this Agreement shall survive the Closing; provided, however, that:

(a)except for the Fundamental Representations, all other representations and warranties of Sellers shall survive the Closing for a period of six (6) months;

(b)the Fundamental Representations shall survive the Closing for the period of the applicable statute of limitations;

(c)all covenants and agreements of Sellers in this Agreement shall survive the Closing for a period of six (6) months, except for (i) Sellers’ covenants in Section 3.7 and Article XIV, which shall survive for the applicable statute of limitations; and (ii) Sellers’ covenants in this Article XIII, which shall survive the Closing for the period specified in this Article XIII;

(d)Buyer’s representations and warranties set forth in this Agreement shall survive the Closing forever; and

(e)all covenants and agreements of Buyer in this Agreement shall survive the Closing for a period of twelve (12) months, except for (i) Buyer’s covenants in Section 3.7,  Section 7.3 and Article XIV, which shall survive for the applicable statute of limitations plus ninety (90) days; (ii) Buyer’s covenants in Section 15.1, which shall survive for a period of seven (7) years; (iii) Buyer’s covenants in Section 15.2, which shall survive without limitation as to duration; and (iv) Buyer’s covenants in this Article XIII, which shall survive the Closing for the period specified in this Article XIII;

(ii)Subject to Section 13.5(b)(iii) below, the Parties’ respective indemnity obligations under this Article XIII shall survive as follows:

(a)Sellers’ indemnities in Section 13.2(a) and Buyer’s indemnities in Section 13.3(a) shall terminate as of the termination date of each respective representation or warranty that is subject to indemnification; provided that if there is no termination date for a representation or warranty, then the indemnities provided with respect thereto shall survive the Closing without time limit;

(b)Sellers’ indemnities in Section 13.2(b) and Buyer’s indemnities in Section 13.3(b) shall terminate as of the termination date of each respective covenant that is subject to indemnification; provided that if there is no termination date for a covenant, then the indemnities provided with respect thereto shall survive the Closing without time limit;

(c)Sellers’ indemnities in Section 13.2(c) shall survive the Closing for a period of twelve (12) months;

(d)Buyer’s indemnities in Section 13.3(c) shall survive the Closing without time limit; and

(e)Sellers’ indemnities in Section 13.2(d) shall survive the Closing for a period of six (6) months.

(iii)Any assertion by any Indemnified Party of Losses under this Article XIII must be made in a Notice delivered to the Indemnifying Party (or not at all) on or prior to the end of the survival period applicable to such indemnity as provided above, and the Indemnified Parties’ right to indemnification under this Article XIII shall be deemed waived and released if not made on or prior to the end of such survival period.  Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in this Article XIII if such bona fide claim is asserted prior to the date of termination for the applicable indemnity, and with respect to a timely asserted bona fide claim for indemnification, the Indemnifying Party’s indemnity covenants under this Article XIII shall survive until performed.

(c)Reductions.  The amount of any Losses subject to indemnification under this Article XIII shall be reduced or reimbursed, as the case may be, by any third-party insurance proceeds and third-party recoveries actually received by the Indemnified Parties with respect to such Losses (net of any expenses or costs incurred in connection with the claim or collection relating thereto and any increase in premiums as a result thereof).  The Indemnified Parties shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other third-party alleged to have responsibility.  If an Indemnified Party receives an amount under insurance coverage or from such third-party with respect to Losses that were the subject of indemnification under this Article XIII at any time subsequent to indemnification provided thereunder, then such Indemnified Party shall promptly reimburse the Indemnifying Party for such amount (net of any expenses or costs incurred in connection with the claim or collection relating thereto and any increase in premiums as a result thereof).

(d)Mitigation. Each Indemnified Party shall make reasonable efforts to mitigate or minimize Losses under this Agreement upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable under this Article XIII.  If an Indemnified Party fails to so mitigate an indemnifiable loss under the preceding sentence, the Indemnifying Party shall have no liability for any portion of such loss that reasonably could have been avoided had the Indemnified Party made such efforts.

(e)Payment.  Subject to Section 13.5(a), all amounts for which indemnification is provided under Section 14.1(b) and this Article XIII will be paid in cash in immediately available Dollar funds upon (i) agreement of Buyer and Sellers with respect to the amount thereof or (ii) a final, binding and non-appealable judgment of a court of competent jurisdiction concerning same.

Section 13.6Procedures.  Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)Third-Party Claim.  If any Person entitled to seek indemnification under Article XIII (an “Indemnified Party”) receives written notice of the assertion or commencement of any claim asserted against an Indemnified Party by a third-party (“Third-Party Claim”) in respect of any matter that is subject to indemnification under Article XIII, the Indemnified Party shall promptly (i) notify the Party obligated to the Indemnified Party pursuant to this Article XIII (the “Indemnifying Party”) of the Third-Party Claim and (ii) transmit to the Indemnifying Party a Notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served with respect to the Third-Party Claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third-Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.  Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

(b)Indemnifying Party.  Except with respect to Tax Audits described in Section 14.2, the Indemnifying Party shall have the right to defend the Indemnified Party against such Third-Party Claim.  If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third-Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Loss under this Agreement), then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 13.6(b).  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement or consent to the entry of any judgment with respect thereto without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed) that (i) does not result in a final resolution of the Indemnified Party’s liability to the third-party with respect to the Third-Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Party from all further liability in respect of such Third-Party Claim) or (ii) may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).  If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim which the Indemnifying Party elects to contest pursuant to this Section 13.6(b), including the making of any related counterclaim against the Person asserting the Third-Party Claim or any cross complaint against any Person.  The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 13.6(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c)Indemnified Party.  Except with respect to Tax Audits described in Section 14.2, if the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 13.6(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the

Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third-Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party.  In such circumstances, the Indemnified Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 13.6(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)Direct Claim.  Any claim by the Indemnified Party on account of Losses that do not result from a Third-Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt Notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of the events that gave rise to such Direct Claim.  Such Notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Party.  The Indemnifying Party will have a period of ten (10) Business Days within which to respond in writing to such Direct Claim.  If the Indemnifying Party does not so respond within such ten (10) Business Day period, the Indemnifying Party will be deemed to have rejected such Direct Claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 13.7Waiver of Consequential Damages.  WITH RESPECT TO ANY AND ALL LOSSES FOR WHICH INDEMNIFICATION MAY BE AVAILABLE HEREUNDER, NO INDEMNIFYING PARTY SHALL HAVE ANY LIABILITY FOR ANY CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES WITH RESPECT TO ANY CLAIM FOR WHICH SUCH INDEMNIFYING PARTY MAY HAVE LIABILITY PURSUANT TO THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS WAIVER SHALL NOT APPLY TO THE EXTENT SUCH CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES ARE AWARDED IN A PROCEEDING BROUGHT OR ASSERTED BY A THIRD-PARTY AGAINST AN INDEMNIFIED PARTY.

Section 13.8Waivers and Disclaimers.

(a)NO RELIANCE.  BUYER HAS REVIEWED AND HAS ACCESS TO ALL CONTRACTS, DOCUMENTS, RECORDS AND INFORMATION WHICH IT HAS DESIRED TO REVIEW IN CONNECTION WITH ITS DECISION TO ENTER INTO THIS AGREEMENT, AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY.  BUYER HAS NOT RELIED UPON ANY REPRESENTATION, WARRANTY, STATEMENT, ADVICE, DOCUMENT, PROJECTION OR OTHER INFORMATION OF ANY TYPE PROVIDED BY ANY SELLER, OR ITS AFFILIATES, OR ANY OF THEIR REPRESENTATIVES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN THIS AGREEMENT.  IN DECIDING TO ENTER INTO THIS AGREEMENT, AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED

HEREBY, BUYER HAS RELIED SOLELY UPON ITS OWN KNOWLEDGE, INVESTIGATION AND ANALYSIS (AND THAT OF ITS REPRESENTATIVES) AND NOT ON ANY DISCLOSURE OR REPRESENTATION MADE BY, OR ANY DUTY TO DISCLOSE ON THE PART OF SELLERS OR THEIR AFFILIATES, OR ANY OF THEIR REPRESENTATIVES, OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN THIS AGREEMENT.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT, NOTHING IN THIS AGREEMENT SHALL RESTRICT OR IN ANY WAY LIMIT CLAIMS BY THE PARTIES WITH RESPECT TO BREACHES OR CLAIMS BASED UPON FRAUD, AS TO WHICH THE PARTIES SHALL HAVE ALL OF THEIR RIGHTS OR REMEDIES AT LAW.

(b)LIMITED DUTIES.  ANY AND ALL DUTIES AND OBLIGATIONS WHICH ANY PARTY MAY HAVE TO THE OTHER PARTY WITH RESPECT TO OR IN CONNECTION WITH THE COMPANY ASSETS, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY ARE LIMITED TO THOSE IN THIS AGREEMENT.  THE PARTIES DO NOT INTEND (i) THAT THE DUTIES OR OBLIGATIONS OF ANY PARTY, OR THE RIGHTS OF ANY PARTY, SHALL BE EXPANDED BEYOND THE TERMS OF THIS AGREEMENT ON THE BASIS OF ANY LEGAL OR EQUITABLE PRINCIPLE OR ON ANY OTHER BASIS WHATSOEVER OR (ii) THAT ANY EQUITABLE OR LEGAL PRINCIPLE OR ANY IMPLIED OBLIGATION OF GOOD FAITH OR FAIR DEALING OR ANY OTHER MATTER REQUIRES ANY PARTY TO INCUR, SUFFER, OR PERFORM ANY ACT, CONDITION, OR OBLIGATION CONTRARY TO THE TERMS OF THIS AGREEMENT AND THAT IT WOULD BE UNFAIR, AND THAT THEY DO NOT INTEND, TO INCREASE ANY OF THE OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT ON THE BASIS OF ANY IMPLIED OBLIGATION OR OTHERWISE.

(c)DISCLAIMER.  THE COMPANY ASSETS BEING TRANSFERRED TO BUYER ARE BEING ACCEPTED BY BUYER IN THEIR “AS IS, WHERE IS” CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, WITHOUT, SUBJECT TO THE EXCEPTION BELOW, ANY REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MARKETABILITY, QUALITY, CONDITION, CONFORMITY TO SAMPLES, MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED BY SELLERS AND WAIVED BY BUYER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN THIS AGREEMENT.  BUYER RECOGNIZES THAT THE COMPANY ASSETS HAVE BEEN USED FOR OIL AND GAS DRILLING, COMPLETING, FRACTURING, PRODUCTION, GATHERING, PIPELINE, TRANSPORTATION, STORAGE AND RELATED OPERATIONS.  PHYSICAL CHANGES IN THE COMPANY ASSETS AND IN THE LANDS INCLUDED THEREIN MAY HAVE OCCURRED AS A RESULT OF SUCH USES.  THE COMPANY ASSETS ALSO MAY INCLUDE BURIED PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE KNOWN BY SELLERS OR READILY APPARENT BY A PHYSICAL INSPECTION OF THE COMPANY ASSETS.  IT IS UNDERSTOOD AND AGREED THAT BUYER SHALL HAVE INSPECTED PRIOR TO CLOSING (OR SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT TO INSPECT) THE LEASES, EQUIPMENT, PIPELINES AND THE ASSOCIATED PREMISES INCLUDED IN THE COMPANY ASSETS AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND

ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, AND THAT BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS, WHERE IS” CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, INCLUDING, BUT NOT LIMITED TO, THE PRESENCE OF NORM AND MAN-MADE MATERIAL FIBERS, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN THIS AGREEMENT.

(d)ADDITIONAL DISCLAIMERS.  SELLERS MAKE NO REPRESENTATION, COVENANT OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, (i) AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO BUYER WITH RESPECT TO THE COMPANY ASSETS (INCLUDING, WITHOUT LIMITATION, ANY PROCESSING, REPROCESSING OR OTHER INTERPRETATION OR ANALYSIS BY SELLERS OR ANY OF THEIR AFFILIATES OF ANY SEISMIC DATA INCLUDED IN THE COMPANY ASSETS) OR (ii) CONCERNING THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES, IF ANY, ATTRIBUTABLE TO THE COMPANY ASSETS, OR THE ABILITY OF THE COMPANY ASSETS TO PRODUCE HYDROCARBONS, OR THE PRODUCT PRICES WHICH ANY PERSON IS OR WILL BE ENTITLED TO RECEIVE FROM THE SALE OF ANY SUCH HYDROCARBONS.

Section 13.9Exclusive Remedy and Release.  The indemnification and remedies set forth in Section 7.3,  Article XIV, this Article XIII,  Exhibit A and any Title Indemnity Agreement (as defined in Exhibit A) shall constitute the sole and exclusive post-Closing remedies of the Parties with respect to any breach of representation or warranty or non-performance of any covenant or agreement contained in this Agreement.  Except as provided in this Agreement or any Title Indemnity Agreement (as defined in Exhibit A), if the Closing occurs, each of Buyer and Sellers hereby waives, releases, acquits, and forever discharges the other, and all of the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, or any other Person acting on behalf of the other, of and from any and all Losses whatsoever, whether direct or indirect, known or unknown, foreseen or unforeseen, which such party, as applicable, may have or which may arise in the future directly or indirectly arising out of the transactions contemplated hereby, including any of the foregoing that is from or relating to the possession, use, handling, management, disposal, investigation, remediation, cleanup, or release of any Hazardous Substances or any Environmental Law applicable thereto.

ARTICLE XIV.

TAX MATTERS

Section 14.1Responsibility for Filing Tax Returns and Paying Taxes.

(a)Filing.  Sellers shall, to the extent it has the legal right to, file all Tax Returns required to be filed by or with respect to the Company Assets for a Pre-Closing Tax Period that are required to be filed prior to or on the Closing Date and any Tax Returns that are required to be filed as a result of the sale of the Company Assets.  If Closing occurs, Buyer shall file all other Tax Returns required to be filed by or with respect to the Company Assets.

(b)Payment.  Subject to the limitations of Section 14.4 and Section 14.6, Sellers shall pay Taxes owed and payable by Sellers and the assets and operations of Sellers at any time prior to or on the Closing Date.  Sellers shall indemnify and hold harmless Buyer and its Affiliates from and against all Taxes (except Taxes that are included in the calculation of the Buyer’s Credit) with respect to (i) the Company Assets attributable to any Pre-Effective Date Tax Period or portion of any Straddle Period prior to and including the Effective Date; (ii) the Excluded Assets; and (iii) the sale of the Company Assets.  If Closing occurs, Buyer shall pay all other Taxes owed with respect to any of Company Assets.  Buyer shall, with respect to any Tax Return for which the Buyer is responsible for preparing and filing, make the Tax work papers for such Tax Return available for review by Sellers if the Tax Return is with respect to Taxes for which Sellers may be liable (in whole or in part) hereunder or under applicable law.  Buyer shall make such work papers available for review sufficiently in advance of the due date for filing such Tax Returns to provide Sellers with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing.  Any Tax Return which includes or is based on the Company Assets for any taxable period beginning before and ending after the Closing Date, and any Tax Return in respect of any Taxes for which Sellers may be liable (in whole or in part) hereunder shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the applicable law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable tax law), in accordance with reasonable tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

(c)Straddle Period.  For purposes of this Agreement, liability for Taxes with respect to the Company Assets with respect to any Straddle Period shall be apportioned as follows:  property, ad valorem and similar Taxes assessed with respect to any Straddle Period shall be apportioned between the Sellers and the Buyer on a ratable daily basis, and Sellers shall pay any such Taxes for any Pre-Effective Date Tax Period or portion of the Straddle Period prior to and including the Effective Date.  All other Taxes shall be apportioned based on an interim closing of the books of the Company Assets as of the end of the Effective Time, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Effective Date and the period beginning after the Effective Date in proportion to the number of days in each period.  If Closing occurs, Buyer and Sellers shall each timely provide the other with all information and cooperation reasonably requested by the other to prepare any Tax Return relating to the Company Assets or the transactions contemplated by this Agreement.

(d)Texas Franchise Taxes.   Notwithstanding any provision of this Agreement to the contrary, the responsibility for Texas franchise Taxes with respect to the operations of the Company Assets shall be prorated between Sellers and Buyer as of the Effective Date, with the Sellers responsible for such Texas franchise Taxes for all periods on or prior to the Effective Date, and such proration based on a closing of the books and the operational results of the Company Assets for the year of the Effective Date, notwithstanding that such Texas franchise Taxes are payable in a subsequent year.  Parties acknowledge this transaction is not subject to Texas Franchise Taxes.

Section 14.2Responsibility for Tax Audits.  Sellers shall control any Tax Audit relating to Taxes for which Sellers are liable pursuant to Section 14.1, and if Closing occurs, Buyer shall control any other Tax Audit relating to Taxes for which Buyer is liable pursuant to Section 14.1; provided, however, that if a Tax Audit relates to Taxes for which both Parties could be liable under this Agreement, to the extent practicable, the Tax items with respect to such Tax Audit will be distinguished and each Party will have the option to control the defense and settlement of those Taxes for which it could be so liable, but if any Tax item cannot be identified as being a liability of only one Party or cannot be separated from a Tax item for which the other Party is liable, Buyer, at its expense, shall have the option to control the defense and settlement of the Tax Audit, provided that Buyer shall keep Sellers notified of any developments in such Tax Audit and Sellers shall have the right to participate in such Tax Audit at its own expense; and provided further that no such matter shall be settled without the written consent of Sellers, not to be unreasonably withheld, delayed or conditioned.  Buyer and Sellers shall each timely provide the other with all information and cooperation reasonably requested to defend a Tax Audit with respect to Taxes relating to the Company Assets or the transactions contemplated by this Agreement.  Each Party shall provide the other with notice of any pending or threatened Tax Audits that could adversely affect the other.

Section 14.3Tax Refunds.  The Parties shall be entitled to any refund, offset or credit with respect to Taxes for which the Party is responsible pursuant to Section 14.1 or Section 14.4.  If a Party receives a refund, offset or credit to which the other Party is entitled, the Party receiving the refund, offset or credit shall pay it to the Party entitled to the refund within ninety (90) Business Days after receipt and usage thereof.

Section 14.4Transfer Taxes.  Buyer shall be responsible for and indemnify Sellers against any state or local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement.  The Parties shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Taxes.

Section 14.5Tax Treatment of Indemnities.  Any indemnity paid by a Party to another Party pursuant to this Article XIV or Article XIII shall be treated for federal, state and local income Tax purposes, as an adjustment to the Purchase Price, unless otherwise required by Law or as agreed by the Parties.

Section 14.6Survival and Conflict.  Notwithstanding any provision of this Agreement to the contrary, the obligations set forth in Article XIV shall survive Closing for the applicable statute of limitations plus 90 days.  Further, in the event of a conflict between the provisions of this Article XIV and any other provision of this Agreement, this Article XIV shall control.

ARTICLE XV.

OTHER POST-CLOSING COVENANTS

Section 15.1Books and Records.

(a)Delivery of Records.  Sellers shall deliver the Records to Buyer at or as soon as practicable after the Closing.

(b)Retention.  Sellers may retain copies of any or all of the Records.

(c)Record Preservation.  Buyer shall preserve and keep a copy of all Records in Buyer’s possession for a period of at least seven (7) years after the Closing Date.  After such seven (7) years year period, before Buyer shall dispose of any such Records, Buyer shall give Sellers at least sixty (60) days’ Notice to such effect, and Sellers shall be given an opportunity during such period, at its cost and expense, to remove and retain all or any part of such Records as Sellers may select.  Buyer shall provide to Sellers, at no cost or expense to Sellers, full access to such Records as remain in Buyer’s possession and full access to the properties and employees of Buyer in connection with matters relating to the business or operations of the Company Assets on or before the Closing Date and any disputes relating to this Agreement.

Section 15.2Use of Seller Marks.  Buyer acknowledges and agrees that it obtains no right, title, interest, license or any other right whatsoever to use the Seller Marks.  Buyer shall, within sixty (60) days after the Closing Date, remove the Seller Marks from the Company Assets, including signage, and provide written verification thereof to Sellers promptly after completing such removal.  Buyer agrees never to challenge Sellers’ (or their Affiliates’) ownership of the Seller Marks or any application for registration thereof or any registration thereof or any rights of Sellers or their Affiliates therein as a result, directly or indirectly, of its ownership of the Company Assets.  Buyer will not do any business or offer any goods or services under the Seller Marks.  Buyer will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any Seller Marks or otherwise operate the Company Assets in any manner which would or might reasonably be expected to confuse any Person into believing that Buyer has any right, title, interest, or license to use the Seller Marks.

ARTICLE XVI.

MISCELLANEOUS

Section 16.1Notices.  Any notice, communication, request, instruction or other document by any party to another required or permitted hereunder shall be given in writing and addressed as set forth below.  Any such notice, communication, request, instruction or other document shall be deemed to have been duly made or given and the receiving Party charged with notice as follows:  (a) if personally delivered, when received; (b) if sent by facsimile, with electronic confirmation of delivery, if sent during normal business hours on a Business Day, and if not sent during normal business hours on a Business Day, on the next subsequent Business Day; (c) if mailed certified mail, return receipt requested, on the day such notice is received, and if such day is not a Business Day, on the next subsequent Business Day, or (d) if sent by overnight courier, the next Business Day after placement into the custody of the overnight courier.  All notices shall be addressed as follows:

If to Buyer, to:

A. Blaine Hanks

Gateway Resources U.S.A., Inc.

1821 Arbor Dr.

Bartlesville, Oklahoma 74006

Attention:  A. Blaine Hanks

E-Mail:  gateres@aol.com

with a copy (which shall not constitute Notice) to:

SEK Energy Operating, LLC.

P.O. Box 55

Benedict, Kansas 66714

Attention:  Douglas L. Lamb

Fax:  620-698-2180

E-Mail:  doug@sekenergy.com

If to Sellers, to:

c/o Sanchez Production Partners LP

1000 Main St., Suite 3000

Houston, Texas  77002

Attention:  Mr. Charles C. Ward, Chief Financial Officer and Secretary

Fax:  (832) 308 - 3720

E-Mail:  Chuck.Ward@sanchezpp.com

with a copy (which shall not constitute Notice) to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas  77002

Attention:  Scott Olson

Fax:  (713) 238-7410

E-Mail:  solson@andrewskurth.com

A Party may, by written notice so delivered to the other Parties, change its address for notice purposes hereunder.

Section 16.2Further Assurances.  Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, under applicable Law or otherwise, to consummate the transactions contemplated by this Agreement.  The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms hereof.

Section 16.3Fees and Expenses.  Except as otherwise provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense.

Section 16.4Assignment.  No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 16.5Rights and Obligations of Third Parties.  Except for the provisions of Article XIII, which are intended to be enforceable by the Indemnified Parties, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights, remedies or obligations under or by reason of this Agreement.

Section 16.6Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any counterpart of this Agreement may be delivered by fax or an emailed PDF or other image of the executed signature page hereof.

Section 16.7Entire Agreement.  This Agreement (together with the Disclosure Schedules and exhibits to this Agreement), the Assignment and Assumption Agreement, and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter herein and therein and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

Section 16.8Disclosure Schedules.

(a)Prior to Closing, Sellers shall have the right to correct, supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules.  Any such correction, supplement or amendment shall be delivered to Buyer as promptly as practicable after Sellers obtains Knowledge of such matter or makes such discovery and in any event no later than three (3) Business Days prior to the Closing Date.  For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article X have been fulfilled, the Disclosure Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any such correction, supplement, or amendment thereto; provided, however, that if Closing shall occur, then all matters set forth on any such addition, supplement or amendment at or prior to Closing shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

(b)Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement.  No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule.  No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the business of the Company or required to be disclosed on the Disclosure Schedules.

Section 16.9Amendments.  This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing that makes reference to this Agreement and is executed by each Party.

Section 16.10Publicity.  Buyer and Sellers may make a press release or other public communication or announcement in connection with the execution of this Agreement, provided that the Person making such release, communication, or announcement provides the other Party reasonable opportunity to review and comment on any such release, communication, or announcement.  Except for the foregoing, all press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and Sellers, which consent shall not be unreasonably withheld, conditioned, or delayed by such Party.  Nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party.  If a Party believes it is required to issue or make any press release or announcement, such Party shall (i) give prompt notice thereof to the other Party; (ii) allow such other Party reasonable opportunity to review and provide comments with respect to the content of such press release or announcement; and (iii) use commercially reasonable efforts to incorporate any reasonable comment from any other Party prior to any release or announcement.

Section 16.11Severability.  If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Section 16.12Certain Remedies.  Sellers agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Sellers prior to Closing or in connection with the consummation of Closing in accordance with their specific terms or were otherwise breached by Seller.  It is accordingly agreed that Buyer will be entitled to an injunction or injunctions to prevent breaches of this Agreement by Sellers prior to Closing or in connection with the consummation of Closing and to enforce specifically the terms and provisions hereof against Sellers in any court having jurisdiction, this being in addition to any other remedy to which Buyer is entitled at law or in equity, without posting any bond or other undertaking.  Prior to Closing, Sellers’ remedies for any breach by Buyer of this Agreement will be limited to those set forth in Section 12.1 and Section 12.2.  After Closing, the Parties will be entitled to any remedy available at law or in equity for breaches of this Agreement.

Section 16.13Governing Law; Jurisdiction.

(a)Law.  This Agreement shall be governed and construed in accordance with the Laws of the State of Oklahoma, without regard to the Laws that might be applicable under conflicts of laws principles.

(b)Forum.  The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in any of the Oklahoma Counties, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.  The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.  Except to the extent that a different determination or finding is mandated due to the applicable Law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Harris County, Texas, with respect to any matter under this Agreement shall be binding, subject to applicable appeal rights.

(c)Jurisdiction.  To the extent that any Party has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 16.13(b).

(d)Waiver of Jury Trial.  The Parties hereto agree that they hereby irrevocably waive the right to trial by jury in any action to enforce or interpret the provisions of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

SELLERS:

CEP MID-CONTINENT LLC

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Chief Financial Officer

MID-CONTINENT OILFIELD SUPPLY, L.L.C.

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Chief Financial Officer

NORTHEAST SHELF ENERGY, L.L.C.

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Chief Financial Officer

BUYER:

Gateway Resources U.S.A., Inc.

By:	/s/ A. Blaine Hanks
Name:	A. Blaine Hanks
Title:	President

Signature Page

AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT

This AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT (this “Amendment”), effective as of June 15, 2016, is by and between (i) CEP Mid-Continent LLC, a Delaware limited liability company (the “Company”), (ii) Mid-Continent Oilfield Supply, L.L.C., an Oklahoma limited liability company (“Midcon”), (iii) Northeast Shelf Energy, L.L.C., an Oklahoma limited liability company (collectively with the Company and Midcon, the “Sellers”) and (iv) Gateway Resources U.S.A., Inc., an Oklahoma corporation (“Buyer”).  Each Seller and Buyer is sometimes referred to herein individually as a “Party” and they are sometimes collectively referred to herein as the “Parties.”

Recitals:

Sellers and Buyer entered into that certain Purchase and Sale Agreement, dated as of June 15, 2016 (the “Purchase Agreement”), pursuant to which the Parties agreed that Sellers would sell the Company Assets (as defined therein) to Buyer on the terms set forth therein.

The Parties desire to amend the descriptions of the Company Assets contained in the Purchase Agreement to more accurately reflect the Company Assets being transferred by the Sellers to the Buyer at the Closing, as more fully set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

Section 16.14Definitions.  Capitalized terms used throughout this Amendment and not defined herein have the meanings ascribed to them in the Purchase Agreement.

Section 16.15Amendments.  Exhibits C, D, E, F and G to the Purchase Agreement are hereby amended and replaced in their entirety with the corresponding exhibits included in Annex A attached hereto.

Section 16.16Continuation.    Except as amended hereby, the Purchase Agreement shall remain in full force and effect.Section 16.17Governing Law.  This Amendment shall be governed and construed in accordance with the Laws of the State of Oklahoma, without regard to the Laws that might be applicable under conflicts of laws principles.

Section 16.18Severability.  If any court of competent jurisdiction holds any provision of this Amendment invalid or unenforceable, the other provisions of this Amendment shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Amendment, they shall take any actions necessary to render the remaining provisions of this Amendment valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Amendment to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Signature Page

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the Parties on July 15, 2016, effective as of the date first above written.

SELLERS:

CEP MID-CONTINENT LLC

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Chief Financial Officer

MID-CONTINENT OILFIELD SUPPLY, L.L.C.

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Chief Financial Officer

NORTHEAST SHELF ENERGY, L.L.C.

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Chief Financial Officer

BUYER:

Gateway Resources U.S.A., Inc.

By:	/s/ A. Blaine Hanks
Name:	A. Blaine Hanks
Title:	President

Signature Page